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                   EXHIBIT 10.11 - SOFTWARE LICENSE AGREEMENT



                           SOFTWARE LICENSE AGREEMENT

         This SOFTWARE LICENSE AGREEMENT is made and entered into as of the last day written below by and between SalesLogix Corporation, a Delaware corporation with its principal offices located at 8800 N Gainey Center Drive, Suite 200, Phoenix, Arizona 85258 ("Licensor") and The McCosker Corporation, whose principal place of business is located at 1777 Oakland Blvd., Suite 201, Walnut Creek, California 94596 ("Licensee").

                                    RECITALS

     A. Licensor owns certain proprietary software products (consisting of programs and related documentation) that Licensor distributes and licenses.

     B. Licensee is in the business of developing, marketing and distributing proprietary software products consisting of programs and related documentation.

     C. Licensor and Licensee wish to enter into an agreement authorizing Licensee to utilize and modify certain portions of source code versions of a proprietary software product of Licensor and to promote, market, distribute, license and sublicense Licensee's software products that incorporate object code versions of the modified proprietary software product of Licensor, within a specified market.

THE PARTIES AGREE AS FOLLOWS:

1.   GLOSSARY

     1.1  The "Act" means the Copyright Act of 1976, as amended.

     1.2 A "business day" means a day, other than Saturday or Sunday, on which banks located in Phoenix, Arizona and San Francisco, California are generally, open for business in each of such cities. If the day on which an act or event is scheduled to occur under this Agreement shall not be a business day, then the same shall be timely if it occurs on the next following business day.

     1.3 "Confidential Information" of a party hereto means all confidential and proprietary information of such party marked as such (if such information is capable of being so marked) not generally known to the public regarding such party's products and business that are disclosed by such party (the "Disclosing Party") to the other party (the "Non-Disclosing Party") under this Agreement including, but not limited to, the Licensed Programs and designated portions of the Licensed Materials (including by way of example, but not limitation, Source Code design materials). Confidential Information does not include information
(i) in the public domain at the time of delivery, (ii) subsequently published or otherwise made part of the public domain through no fault of the Non-Disclosing Party or of its representatives, (iii) in the Non-Disclosing Party's possession at the time of disclosure and not acquired by the Non-Disclosing
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party directly or indirectly from such Disclosing Party or its representatives on a confidential basis, or (iv) which becomes available to the Non-Disclosing Party on a non-confidential basis from a source that, to the best of its knowledge, is not under an obligation to the Disclosing Party.

     1.4 "Derivative Source Code" shall mean any work in Source Code form that is based upon the Licensed Products or which contains or incorporates any portion of the Licensed Products, such as a revision, modification, translation (including compilation or recapitulation by computer), abridgment, condensation, expansion, or any other form in which the Licensed Material may be recast, transformed, or adapted, and that if prepared without authorization by the owner of the pre-existing work, would constitute a copyright infringement.

     1.5 "Derivative Work" shall mean any work that is based upon the Source Code for the Licensed Products or which contains or incorporated any portion of such Source Code, such as a revision, modification, translation (including compilation or recapitulation by computer), abridgment, condensation, expansion, or any other form in which the Licensed Programs may be recast, transformed, or adapted, and that if prepared without authorization by the owner of the pre-existing work, would constitute a copyright infringement.

     1.6 "Documentation" shall mean all technical specifications and supporting documentation in Licensor's possession, custody or control for the Source Code for the Licensed Products, as set forth in Exhibit 1, including all updates and modifications thereto.

     1.7 "Effective Date" means the last day written below; provided that to be effective this Agreement must be executed by an authorized representative of each of the Licensee and Licensor.

     1.8 "End Materials" means any user manuals, handbooks and other written materials developed by Licensee or their licensees or sublicensees and provided by Licensee or its licensees or sublicensees to End Users for use in conjunction with End Programs, which may include a portion of Licensed Materials.

     1.9  "End Products" means the End Programs and the End Materials.

     1.10 "End Product Royally" means the fee payable by Licensor to Licensee pursuant to Section 3.2.

     1.11 "End Programs" means any computer software programs developed by or for Licensee for sublicensing by Licensee or its licensees or sublicensees to End Users which include a portion of a Licensed Program (including the code or program logic or concepts). End Programs are intended to be Derivative Works and compilations, as such terms are defined in Section 10 1 of the Act.

     1.12 "End User" means any person or entity that is granted a license by or through Licensee, its licensees, sublicensees or their respective agents, pursuant to the authority granted under this Agreement, to use an End Product solely for such End User's internal business purposes and that cannot re-sell, lease, market, license, sublicense or otherwise distribute that End Product to any other party.

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     1.13 "Licenses" means the licenses granted to Licensee pursuant to Sections
2.1 through 2.3 of this Agreement.

     1.14 "Licensed Materials" means all of the user manuals, diagrams, listings, handbooks and other written materials developed by or for Licensor for use in conjunction with any Licensed Program, which consist of the written materials specified in Exhibit 1.

     1.15 "Licensed Products" means the Licensed Materials and the Licensed Programs.

     1.16 "Licensed Programs" means the proprietary computer software programs of Licensor licensed under this Agreement as are specified in Exhibit 1, each consisting of a series of instructions in Source Code form (as defined below) and the underlying program logic and concepts.

     1.17 "Permitted Market" means the market consisting of construction, engineering, property management, real estate brokerage, and home building.

     1.18 "Royalty Rate" means twenty-five (25%) percent.

     1.19 "Source Code" means a computer software program in a form in which the program logic can be deduced by a human being, such as a printed listing of the program, or in an encoded machine-readable form, such as might be recorded on magnetic tape or disk, from which a printed listing can be made by processing it with a computer. The Source Code for the Licensed Products shall be the most current version developed by or for Licensor, including all updates, enhancements, corrections and modifications.

     1.20 "Trade Secret" shall mean any information, including any formula, pattern, compilation, program, device, method, technique or process that derives independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and that has been the subject of reasonable efforts by Licensor to maintain its secrecy.

2.   LICENSES GRANTED

     2.1 Licensed Materials. Licensor hereby grants to Licensee a non-exclusive, worldwide license, and upon payment of the Fee as hereinafter defined and all End Product Royalties, such license will be fully paid and irrevocable:

          2.1.1 to use, copy, adapt, modify, reproduce for internal purposes the Licensed Materials, in whole or in part;

          2.1.2 to use, copy, adapt, modify, reproduce, market, promote, distribute, and license and sublicense the Licensed Materials, in whole or in part, which rights shall include, but not be limited to, the right to incorporate and distribute such Licensed Materials in End Materials to be distributed by Licensee (subject to protecting portions of Licensed Materials designated as Confidential Information in accordance with this Agreement) to End Users within the Permitted Market; and

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          2.1.3 to license and sublicense others to use, adapt, modify, reproduce, market, promote, license, distribute, and sublicense the Licensed Materials, in whole or in part, which rights shall include, but not be limited to, the right to license and sublicense to third parties the right to incorporate and distribute such Licensed Materials in End Materials to be distributed by such third parties (subject to protecting portions of Licensed Materials designated as Confidential Information in accordance with this Agreement) to End Users within the Permitted Market.

     2.2 Licensed Programs. Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, perpetual worldwide license, and upon payment of the Fee as hereinafter defined and all End Product Royalties, such license will be fully paid and irrevocable:

          2.2.1 to use, copy, reproduce, run, modify, enhance, execute and compile the Source Code for the Licensed Programs, or have its contractors do so on its behalf, solely for or in support of the exercise of Licensee's rights under Sections 2.2.2 and 2.2.3;

          2.2.2 to use, adapt, modify, reproduce, market, promote, license, distribute, and sublicense the Licensed Programs to End Users within the Permitted Market in Object Code form, in whole or in part, which rights shall include, but not be limited to, the right to incorporate and distribute the Licensed Programs to End Users in the Permitted Market in Object Code form in End Programs to be distributed by Licensee;

          2.2.3 to license and sublicense others to use, reproduce, market, promote, distribute, license and sublicense the Licensed Programs to End Users in the Permitted Market in Object Code form, in whole or in part, which rights shall include, but not be limited to, the right to license and sublicense to third parties the right to incorporate and distribute the Licensed Programs in Object Code form in End Programs to be distributed by such third parties to End Users in the Permitted Market; and

          2.2.4 solely for or in support of the exercise of Licensee's rights under Sections 2.2.2, 2.2.3, 2.3.2 and 2.3.3, to use, practice or otherwise exploit any and all Trade Secrets, patent or patentable rights (except as hereafter provided), or other proprietary rights that are embodied or reflected in the Source Code for the Licensed Products or the Documentation, provided that Licensee shall have no right to use, practice or otherwise exploit any letters patent or patentable right covered by or issued pursuant to that certain Application for Letters Patent of the United States, filed on February 24, 1995, under Serial No. 08/394,030 (an invention entitled Apparatus and Method for Creating and Executing Graphically Depicted Communication Processes) (the "Patent Application") except to the extent that the "process builder and form builder" functionality covered by the Patent Application is included in the Licensed Programs and marketed as a part thereof and not as one or more stand-alone products; and

          2.2.5 to sublicense the Source Code for the Licensed Programs and Derivative Source Code as incorporated into Licensee's Source Code, provided that (i) Licensee provides Licensor with prior written notice of such sublicense, including the name and address of the sublicensee and a reasonably accurate description of the sublicensee's business, and (ii) Licensee provides Licensor a written undertaking by the sublicensee, in form and substance reasonably satisfactory to Licensor, pursuant to which the sublicensee acknowledges and agrees that the scope of its sublicense is no broader than the licenses set forth in this Agreement and that the


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sublicensee agrees to be bound by Licensee's obligations under this Agreement
(other than Licensee's obligations to pay the Fee and the End Product Royalties under Section 3).

     2.3 Derivative Works. Licensor hereby grants to Licensee a non-exclusive, worldwide license, and upon payment of the Fee as hereinafter defined and all End Product Royalties, such license will be fully paid:

          2.3.1 to prepare Derivative Source Code based upon the Source Code for the Licensed Programs and Documentation solely for or in support of the exercise of Licensees rights under Sections 2.3.2 and 2.3.3, and to develop Derivative Works based on the Licensed Products and any Derivative Works or compilations;

          2.3.2 to use, adapt, modify, reproduce, market, promote, distribute, license and sublicense such Derivative Works and compilations, in whole or in part, provided that portions of such Derivative Works and compilations containing Licensed Programs may be marketed, promoted, licensed and sublicensed in Object Code form only and only to End Users in the Permitted Market; and

          2.3.3 to license and sublicense others to use, reproduce, market, promote, distribute, license and sublicense such Derivative Works and compilations, in whole or in part, provided that such portions of such Derivative Works and compilations containing Licensed Programs may be marketed, promoted, licensed and sublicensed in Object Code form only and only to End Users in the Permitted Market.

     2.4 Implementation of Licenses. To implement this Agreement, Licensee may, in such manner as it deems fit and at its sole cost and expense, edit, rewrite, revise, adapt, translate, change the order of and add to or delete from any material which comprises a Licensed Program and use the same for any purpose permitted herein for a Licensed Program, by itself or in combination with any other work, provided, however, that if Licensee shall register pursuant to the Act its copyright in the End Programs and Derivative Works and compilations based upon or containing Licensed Programs, Licensee shall identify in such registration the pre-existing Licensed Program by Licensor which is included in or upon which is based the End Program, derivative work or compilation. Licensee shall affix to all copies of the Licensed Programs distributed by it such copyright and confidentiality notices as required from time to time to implement this Agreement. Licensee will include a proper Licensor copyright notice in the "about box" of the End Programs in the same typeface and size as used by such Licensee for other third party software copyright legends. Licensee and its sublicensees shall grant sublicenses to End Users for use of End Programs, Licensed Programs, End Materials, or Licensed Materials on terms and conditions consistent with this Agreement and which protect the intellectual property rights of Licensor to the same degree as the most valuable intellectual property rights of Licensee is protected by them in similar circumstances.

     2.5 Identification of Products. Notwithstanding anything stated herein to the contrary, Licensor and Licensee agree that the Licensed Programs and End Programs distributed pursuant to this Agreement will be identified to sublicensee, End Users and any other third party under the Licensee's respective trademarks and brands, subject to proper use or retention, as applicable, of copyright legends identifying Licensor's copyright interests in therein. Licensee


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and its sublicensees are not acquiring hereunder any license or right to use in any manner any Licensor trademark or brand.

     2.6 Exclusive Rights to Permitted Market. Licensor agrees, during the Term of this Agreement, not to directly, or indirectly through its distributors or other licensees, enter into new licenses of the Licensed Products. Licensee acknowledges and agrees that neither this provision nor anything else in this Agreement shall be construed to restrict (i) Licensor's right to license directly, or indirectly through its distributors or other licensees, any other software products of Licensor, including but not limited to the SalesLogix suite of software products and any subsequent releases of software products other than the Licensed Products, to End Users within the Permitted Market, or (ii) Licensor's customers (VARs, OEMs, distributors, End Users, etc.) from customizing copies of the SalesLogix products for the Permitted Market. For the two year period commencing on the date hereof, Licensor will not develop a product that is specifically designed for and targeted at the Permitted Market in competition with the Licensed Products.

     2.7 No Rights Outside Permitted Market. Licensee acknowledges and agrees that this Agreement does not grant Licensee any rights to use, adapt, modify, reproduce, market, promote, distribute, license or sublicense, directly or indirectly, any Licensed Materials for sale, license or distribution to any End Users outside of the Permitted Market. Licensee agrees not to engage, directly or indirectly, in any licensing or marketing of the End Products outside of the Permitted Market and will utilize its best efforts to ensure that its distributors and licensees do not engage, directly or indirectly, in any licensing or marketing of the End Products outside of the Permitted Market.

     2.8  Term. The term of the Licenses shall be as provided in Section 7.0.

3.   PAYMENTS TO LICENSOR; ACCEPTANCE

     3.1 Technology License Fee. In consideration of the Licenses, Licensee agrees to pay to Licensor a one-time Technology License Fee of one hundred thousand dollars ($ 100,000) (the "Fee"). Licensee shall pay the Fee to Licensor, by wire transfer or in other immediately available funds, as follows:
$62,500 will be paid no later than five (5) business days after the completion of Licensee's first of two sessions as defined in Section 4.2.1, at Licensor's, and the balance ($37,500) no later than thirty (30) days after first payment ($62,500) is received and acceptance is deemed.

     3.2 End Product Royalty. In further consideration of the Licenses, Licensee agrees to pay to Licensor an End Product Royalty for each copy, distributed during the Term of this Agreement by Licensee, its licensees, sublicensees or agents, of an End Product as follows:

          3.2.1 Individual Products. The End Product Royalty for each copy of an End Product distributed to an End User as an individual product shall be an amount equal to the greater of: (i) two hundred dollars ($200.00); or (ii) the Royalty Rate, multiplied by the actual invoice price to the End User for such End Product.

          3.2.2 Bundled Products. The End Product Royalty for each transaction in which the End Product is bundled with other products for distribution to an End User shall be an amount equal to the greater of (i) two hundred dollars ($200.00); or (ii) the Royalty Rate,


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multiplied by the then-current Licensee standard list price for the End Product, the product of which shall be multiplied by a fraction, the numerator of which is (x) the actual aggregate invoice price to the End User for the bundled suite of products, and the denominator of which is (y) the aggregate then-current unbundled Licensee list prices for the individual component products bundled for sale to the End User in such transaction.

     3.3 Payment of Royalties. The first End Product Royalty due in cash under this Agreement shall be paid within fifteen (15) days after the sixth month anniversary of the Effective Date of this Agreement and shall cover all royalties collected during the first six months during which this Agreement is in effect. Thereafter, the End Product Royalty shall be paid on a monthly basis, within fifteen (15) days after the close of each month in which Licensee collects revenue. All End Product Royalties due under this Section 3.3 shall be net of the applicable End Product Royalties related to returns of Licensed Product within the applicable warranty period, not to exceed thirty (30) days.

     3.4 Royalty Cap. No further royalties shall be due under this Section 3.2 after Licensee has paid Licensor aggregate royalties under this Section 3.2 totaling three hundred thousand dollars ($300,000).

4.   RESPONSIBILITIES AND OBLIGATIONS OF LICENSOR

     4.1 Deliverables. Licensor shall timely deliver the most recent copies (as demonstrated at Licensor's site as part of sessions defined in Section 4.2.1) of the following (the "Deliverables") to the Licensee within five (5) days after Licensor's receipt of the first installment of the Technology Fee as defined in
Section 3.1:

          4.1.1 One copy of the Source Code and Object Code in electronic format described in Exhibit 1.

          4.1.2 One copy of the Licensed Materials in electronic format.

          4.1.3 One copy of all licenses referred to in Exhibit 4, and any documentation related to such licenses. Additionally code for such licenses in electronic format.

          4.1.4 One copy of each current maintenance agreement between Licensor and an End User relating to the Licensed Products, for the purposes described in Sections 4.3 and 5.1 hereof

          4.1.5 One copy of all sales collateral and training materials of Licensor as of the Effective Date, in hard copy and electronic format.

     4.2  Acceptance Procedure.

          4.2.1 Acceptance Criteria. Licensor shall demonstrate, at Licensor's site in Scottsdale, Arizona, over a period not to exceed two noncontiguous sessions, and over sessions not to exceed an aggregate of three (3) business days in length, that the Licensed Programs meet the acceptance criteria as defined on Exhibit 2 attached hereto (the "Acceptance Criteria") on


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equipment meeting the specifications described on Exhibit 2. Upon successfully meeting the Acceptance Criteria, "Acceptance" will have occurred, and the Fee shall be due and payable within the period specified in Section 3.1. To the extent that Licensee, prior to the completion of the three business days allotted for this purpose, becomes satisfied that the Licensed Programs meet the acceptance criteria, Licensee may use the remainder of the allotted three business days to obtain, free of any additional charge, an on-site technical review of the Licensed Materials with Licensor' software programmers.

          4.2.2 Cooperation. The Licensee agrees to provide the personnel and equipment described on Exhibit 2 and to perform their responsibilities as described in Exhibit 2 while Licensor is on-site, and the parties agree to cooperate with each other fully in order to complete the acceptance procedures in a timely and effective manner.

          4.2.3 Bug List and Support. Attached hereto as Exhibit 3 is the "known bug list" for the Licensed Programs. Licensee acknowledges that Licensor has no obligation to make any such fixes, or to provide to Licensee any enhancements or modifications made by or for Licensor to the Licensed Programs after the Effective Date. For a period of ninety (90) days following Acceptance, Licensor agrees to provide Licensee with telephone support for one technically qualified project manager specified by Licensee. The telephone support provided by Licensor shall respond to each Licensee inquiry within twenty-four (24) hours of the inquiry, but shall be limited to technical, design and product-related issues.

     4.3 No Existing Maintenance Agreements, Assignment of Payment. Licensor does not currently have any maintenance contracts with or warranty obligations to end users of the Licensed Products. Licensor agrees that Licensee may provide maintenance services with respect to the Licensed Products and further agrees to refer any maintenance inquiries of end users of the Licensed Products to Licensee for consideration. Licensor further agrees that any revenues which Licensee receives for providing maintenance services to end users of the Licensed Products 'shall not give rise to any royalty or payment obligation to Licensor under this Agreement. Licensor further assigns to Licensee, upon Acceptance, Licensor's remaining rights to receive payment under that agreement dated August 23,1996 between Licensor and Lundgren Brothers.

     4.4 Standard of Performance. Licensor shall perform its obligations under this Agreement using a standard of performance that is equal to or greater than the standard of performance used by Licensor to perform its general business obligations and in any event shall use its best efforts and devote sufficient resources to timely deliver the Licensed Programs, Licensed Materials, and perform its other obligations under this Agreement.

5.   RESPONSIBILITIES AND OBLIGATIONS OF LICENSEE

     5.1  Intentionally deleted.

     5.2 Standard of Performance. Licensee shall perform its obligations under this Agreement using a standard of performance that is equal to or greater than the standard of performance used by Licensee to perform its general business obligations.

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     5.3  Taxes. Except for taxes based upon Licensor's net income, Licensee and its sublicensees and End Customers shall pay any federal, state or municipal taxes, levied upon Licensee, including foreign export or import taxes, tariffs, duties, or related charges based upon fees for the Licensed Programs, End Programs, Licensed Materials or End Materials, or any services provided hereunder, and shall indemnify and hold Licensor harmless therefrom and any related interest or penalties arising from nonpayment by Licensee (except to the extent that Licensor does not provide Licensee with timely notice of any tax assessment received by it to which this Section 5.3 applies).

6.   TRADEMARKS AND TRADE NAMES

     The trademarks and trade names under which Licensee shall, in its sole discretion, elect to market the End Products are and shall be the exclusive property of Licensee and the use thereof shall inure to the sole benefit of Licensee; provided that the trademarks and trade names under which Licensor markets the Licensed Products are and remain the exclusive property of Licensor and Licensee shall not have any right to use, nor shall it use the name "Prospector", or any other trade name or trademark of Licensor, or any name or mark confusingly similar thereto, except in connection with copyright notices. Nothing in this Agreement or elsewhere gives either party any rights to the trademarks or trade names of the other.

7.   TERM AND TERMINATION

     7.1 Term. The term of this Agreement shall be perpetual commencing on the Effective Date, unless sooner terminated as set forth herein or by the written consent of the parties.

     7.2 Termination by Licensor. If Licensee defaults in performing any material obligations required under this Agreement, Licensor may give written notice of its intention to terminate this Agreement, describing in reasonable detail the default. If Licensee fails to remedy such material default within thirty (30) days (ten (10) days for a payment default) following receipt of such written notice, or if such default is not capable of cure within such thirty
(30)-day period, and Licensee fails to commence cure procedures within such thirty (30)-day period and diligently prosecute such procedures until the default is cured, then Licensor may, in addition to all other remedies available at law or in equity, terminate this Agreement and the Licenses after the expiration of the notice period to remedy the default upon written notice.

     7.3 Termination by Licensee. If Licensor defaults in performing any material obligations required under this Agreement, Licensee may give written notice of its intention to terminate this Agreement, describing in reasonable detail the default. If Licensor fails to remedy such material default within thirty (30) days (ten (10) days for a payment default) following receipt of such written notice, or if such default is not capable of cure within such thirty
(30)-day period, and Licensor fails to commence cure procedures within such thirty (30)-day period and diligently prosecute such procedures until the default is cured, then Licensee may, in addition to all other remedies available at law or in equity, terminate this Agreement upon written notice and retain fully paid-up Licenses as set forth in Section 2, notwithstanding such termination.

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8.   EFFECT OF TERMINATION OR EXPIRATION

     8.1 Effect; Survival; Irrevocability. Except as provided in Section 7.3 and Section 8.2, upon any termination or expiration of this Agreement, Licensee shall immediately pay all amounts then due to Licensor and shall immediately discontinue use of and shall destroy all Licensed Products, including all copies thereof and all portions thereof in Licensee's inventory of End Products, and shall deliver a certificate of its chief executive officer of compliance with this provision. Sections 5, 6, 7.2, 8.2, 10, 11, 12, 13, and 19 shall survive any termination or expiration of this Agreement. Nothing contained in this
Section 8.1 shall permit any Licensee or sublicensee to disclose Source Code for Licensed Programs to any third party, and such Source Code shall remain Confidential Information of Licensor notwithstanding any license for Licensed Programs becoming irrevocable.

     8.2 Installed End Users. Notwithstanding any provision of this Agreement to the contrary, no termination or expiration of this Agreement shall affect the rights of End Users to continue to use then-installed End Products pursuant to then existing Licenses (without extensions of the then existing terms thereof).

9.   ADMINISTRATION

     Until such time as Licensee certifies to Licensor that all Confidential Information of Licensor in such Licensee's possession, custody or control has been destroyed by it, Licensor shall have the right once per calendar year to have third party representatives reasonably approved by the Licensee inspect the books and records of the Licensee reasonably related to compliance by the Licensee with Section 11 of this Agreement. Any such inspection shall be permitted by Licensee within thirty (30) days of receipt of Licensor's written request to inspect, during normal business hours, at a time mutually agreed upon by Licensor and Licensee. Licensor shall bear its own expenses in connection with such inspection, which shall not exceed three (3) days per year at Licensee's site. Licensor's representatives shall also comply with Licensee's on-site confidentiality requirements.

10.  COPYRIGHTS IN AND OWNERSHIP OF LICENSED PRODUCTS

     10.1 Title. Licensor represents and warrants that, except as expressly disclosed in Section 10.2, Licensor is the sole owner of the Licensed Products, free and clear of any lien, encumbrance or other restriction, and that Licensor conceived and developed the Licensed Products and did not acquire such Licensed Products from any third party.

     10.2 Right to License. Licensor represents and warrants that the only Licensed Products conceived or developed by others are described in Exhibit 4, that true and complete copies of the agreements and instruments granting to Licensor its rights in such Licensed Products are attached as part of such
Exhibit 4 and that Licensor has all necessary power and authority to license all Licensed Products in accordance with this Agreement without the consent or approval of any third party except those described in Exhibit 4. Licensee acknowledges that it is responsible for obtaining the consents or licenses described in Exhibit 4 and that all rights with respect to Licensed Products (including the right to produce Derivative Works therefrom) not


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explicitly granted in this Agreement remain the sole property of Licensor or of
Licensor's licensors.

     10.3 Derivative Works. Subject to the rights of Licensor in the Licensed Programs from which a derivative End Program is created or from which a compilation results, (i) Licensee shall be the exclusive owner and the copyright holder of such derivative and compilation End Programs, (ii) the exclusive use thereof shall inure to the benefit of Licensee and (iii) no rights in the Derivative Works and compilations created by or for Licensee are granted to Licensor or any third party pursuant to this Agreement.

11.  CONFIDENTIAL INFORMATION

     11.1 Licensor's Obligations. Licensor shall safeguard and keep confidential all Confidential Information of Licensee and shall return all Confidential Information to Licensee promptly upon request and in any event within fifteen (15) days of the termination or expiration of this Agreement. Licensor agrees to safeguard any such Confidential Information received from Licensee using measures that are equal to the standard of performance used by Licensor to safeguard its own Confidential Information. Licensor shall use its best efforts to safeguard and keep confidential the Licensed Products and Licensed Materials and to maintain at its expense in full force and effect any and all existing intellectual property rights in the Licensed Products and Licensed Materials subject to the Licenses. Licensee shall have the right to require Licensor, at Licensee's expense, to take such additional actions as Licensee reasonably believes appropriate to obtain, maintain and enforce other forms of proprietary protection (including without limitation patent and copyright registration) that are not inconsistent with the confidential treatment required by this Agreement.

     11.2 Licensee's Obligations. Licensee shall safeguard and keep confidential all Confidential Information of Licensor and shall return all Confidential Information of Licensor to Licensor promptly upon breach of this Section and in any event within fifteen (15) days of termination or expiration of this Agreement. Licensee hereby agrees that, except as otherwise expressly provided in this Agreement, all ownership rights in the Licensed Programs and Licensed Materials remain in Licensor. Licensee further agrees to safeguard Confidential Information using measures that are comparable to the standard of performance used by Licensee to safeguard its own most valuable Confidential Information in similar circumstances.

     11.3 Joint Obligations. Subject to the provisions set forth in Section 2, neither party shall, without the prior written consent of the other party:

          11.3.1 disclose any Confidential Information of the other party to any person other than an employee or an independent contractor who agrees to be bound by this Section 11 or as expressly contemplated by this Agreement;

          11.3.2 make any unauthorized copies of Confidential Information; or

          11.3.3 use any Confidential Information of the other party for any purpose except to implement its rights and obligations under this Agreement and as other wise expressly contemplated by this Agreement;

provided, however, that if any party or its representatives is requested or required by law, court order, or subpoena to disclose any Confidential Information, that party will promptly notify the other party of such request or requirement so that the other party may seek an appropriate protective order or other appropriate relief and/or waive compliance with provisions of this Agreement, and if, in the absence of such relief or waiver hereunder, any party or its representatives are, in the opinion of its counsel, legally compelled to disclose Confidential Information, then that party may disclose such of the Confidential Information to the person compelling disclosure as is, according to such opinion, required, without liability hereunder.

     11.4 Third-Party Infringement. If either party learns of any use or disclosure of Confidential Information of the other party which is not permitted under this Agreement, it shall promptly notify the party whose Confidential Information was used or disclosed, stating in reasonable detail all facts known to it with respect to such unauthorized use or disclosure and shall cooperate in all respects reasonably requested by the party whose Confidential Information was used or disclosed or its counsel, at such requesting party's expense, in such requesting party's pursuit of available remedies against the person or persons responsible for such unauthorized use or disclosure.

     11.5 Injunctive Relief. Each party acknowledges that breach of the foregoing obligations may cause irreparable injury to the party whose Confidential Information is disclosed and that (notwithstanding any contrary provision relating to the arbitration of disputes) such party may seek and obtain injunctive relief against such breach or threatened breach without prejudice to any other remedies which may be available to it.

     11.6 Terms and Conditions of Agreement Confidential. In addition to safeguarding the other's Confidential Information, each party further agrees to keep the terms and conditions of this Agreement confidential.

12.  REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

     12.1 Of Licensor. Licensor hereby represents, warrants and covenants to Licensee as follows:

          12.1.1 License Rights. Licensor has the right to license the Licensed Products to Licensee in accordance with the terms and conditions of this Agreement, subject to Exhibit 4. Each delivery by Licensor to Licensee under this Agreement shall contain only material that Licensor is legally entitled to deliver to Licensee as Licensed Products.

          12.1.2 Performance. Licensee acknowledges and agrees that it has performed a complete due diligence review of the Licensed Programs and will, upon completion of the Acceptance procedures described in Section 4.2, have had the opportunity to review and inspect the Source Code for the Licensed Programs. Licensee is willing to accept the Licensed Programs in their current form on an AS IS basis provided that the Licensed Materials meet the Acceptance Criteria specified in Exhibit 2. Licensor does not warrant that the Licensed Programs will meet Licensee's requirements or will operate in combinations which Licensee may, at its sole discretion, select to use with the Licensed Programs. Licensor does not warrant that the Licensed Programs shall operate uninterrupted or free of non-material efforts.

          12.1.3 Ability to Perform. Licensor warrants that it has the ability to perform its obligations under this Agreement.

          12.1.4 Title. There are no outstanding options, licenses, or agreements of any kind relating to the Licensed Products in accordance with the terms of this Agreement, subject to Exhibit 4.

          12.1.5 Litigation. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best of Licensor's knowledge, threatened against Licensor involving the Licensed Products, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental or arbitral authority which could have a material adverse effect on (i) the use of the Licensed Products by Licensee as contemplated under this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement. To the best of Licensor's knowledge, there is no basis or alleged basis upon which such claim, litigation, action, suit or proceeding could be brought or initiated subject to Exhibit 4 letters.

          12.1.6 Protection. Licensor has taken security measures believed by Licensor to be sufficient to protect the secrecy and confidentiality of the Licensed Products.

          12.1.7 No Conflict or Default. To the best of Licensor's knowledge neither the execution and delivery of this Agreement by Licensor, nor compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions by Licensor contemplated hereby, will conflict with or result in the breach of any term, condition, or provision of the Certificate of Incorporation or Bylaws of Licensor or of any agreement, deed, contract, mortgage, indenture, writ, order decree, legal obligation or instrument to which Licensor is a party or by which it or the Licensed Products are or may be bound, or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to the Licensed Products, or give to others any interest or rights, including rights of termination, acceleration or cancellation In or with respect to the Licensed Products.

     12.2 Of Licensee. Licensee hereby represents, warrants and covenants to Licensor as follows:

          12.2.1 Ability to Perform. Licensee warrants that it has the ability to perform its obligations under this Agreement.

THE FOREGOING WARRANTIES OF LICENSOR AND LICENSEE ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION EXPRESSED OR IMPLIED WARRANTIES, AND WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     12.3 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, WHETHER INCURRED BY

ANY OTHER PARTY HERETO OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR IN TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTIES HERETO OR ANY OTHER THIRD PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS SECTION 12.4 SHALL NOT APPLY TO BREACHES OF SECTION 11 OF THIS AGREEMENT.

13.  INDEMNIFICATION

     13.1 Indemnification for Infringement. Licensor shall indemnify and hold harmless Licensee and its licensees and sublicensees from and against any and all losses, liabilities, damages, claims and expenses (including reasonable attorneys' fees) arising from allegations that the use, copying, modification, distribution and/or sale of Licensed Products infringes any U.S. patent, U.S. copyright, any trade secret or any other proprietary or intellectual property right arising under U.S. law; provided, however, that the foregoing indemnity shall not apply to the extent that the alleged infringement is attributable to alterations, modifications or re-engineering of the Licensed Products from the form delivered to Licensee hereunder, or to use of the Licensed Products with or in combination with other products by Licensee or sublicensees in circumstances where use of the Licensed Products, in the form delivered to Licensee hereunder, would not be infringing if not used with or in such combination.

     13.2 Procedures. The indemnity set forth in Section 13.1 shall not apply unless the Licensee claiming the right to indemnification notifies Licensor in writing of any and all claims of infringement within a reasonable time, not to exceed 60 days, after being informed or having received notice of them and reasonably cooperates with Licensor (at no out-of-pocket expense to Licensee). Licensor shall notify Licensee within 30 days after being informed or becoming aware of any claims of infringement relating to the Licensed Products.

          13.2.1 Licensor shall, in its reasonable discretion, control the defense against claim(s) of infringement, for which it is required to provide indemnification hereunder, and shall be responsible for related cost and attorneys' fees. Licensor shall, in its reasonable discretion, have the right to settle such claim(s) of infringement, provided that the final settlement permits the continued, uninterrupted use of the Licensed Products by Licensee and its sublicensees as contemplated by this Agreement, and no additional costs will be incurred by Licensee as a result of such settlement.

          13.2.2 Licensor shall pay all resulting costs or damages incurred by Licensee or sublicensees awarded by a court of competent jurisdiction in favor of third parties and attributable to claim(s) of infringement for which Licensor is required to provide indemnification hereunder.

          13.2.3 Licensor shall, upon a decision by a court of competent jurisdiction that the Licensed Products are infringing, which decision impairs or prevents Licensee's or sublicensees' use of the Licensed Products under the terms and conditions of this Agreement, at Licensor's sole cost, (i) make modification(s) to the Licensed Product(s) so that they are non-infringing, (ii) secure a non-infringing license for the use of the Licensed Products by Licensee and sublicensees, or (iii) provide an alternative solution(s), at no additional cost to Licensee, enabling the standard use or application(s) development per the terms and conditions of this Agreement by Licensee and sublicensees.

          13.2.4 Licensor shall refund a pro rata portion of the Fee and End Product Royalties paid by Licensee under this Agreement, based upon a five (5) year useful life on a straight line basis, if it is unable to provide a remedy and fails to perform as stated in 13.2.3 above and such refund shall constitute complete and full satisfaction of Licensor's obligation's under this Section 13.

          13.2.5 THE FOREGOING STATES THE ENTIRE OBLIGATION OF LICENSOR TO LICENSEE AND SUBLICENSEES WITH RESPECT TO CLAIM(S) OF INFRINGEMENT.

14.  ASSIGNMENT AND SUBLICENSE

     14.1 Successors and Assigns. This Agreement is binding on the successors and assigns of the parties; provided, that this Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in this Section 14.

     14.2 Assignment by Licensor. Notwithstanding Section 14.1, the rights and obligations of Licensor may be assigned, without the consent of Licensee, by Licensor to any corporation which is a wholly owned subsidiary or parent of Licensor, which survives a merger in which Licensor participates and does not independently survive or to any corporation or other person or business entity which acquires all or substantially all of the Licensed Products from Licensor.

     14.3 Assignment by License. Notwithstanding Section 14.1, all the rights and obligations of Licensee under this Agreement may be assigned, without the consent of Licensor, by Licensee to (i) any corporation or other business entity which is a wholly owned subsidiary or parent of Licensee or which survives a merger in which Licensee participates and does not independently survive, or
(ii) to any corporation or other person or business entity which acquires all or substantially all of the assets of Licensee, or (iii) to any partner or shareholder of Licensee, provided the assignee under (i), (ii) or (iii) agrees to be bound by and any assume all of the obligations of Licensee hereunder.

     14.4 Sublicenses. Notwithstanding Section 14.1, Section 2.6, or Section 8.1, Licensee may license or sublicense (each, a "Sublicense"), exclusively or nonexclusively, in whole or in part, the rights of Licensee under this Agreement to distribute Licensed Programs (or derivatives thereof) in Object Code form to End Users in the Permitted Market, without the consent of Licensor, to any corporation, person or business entity ("Sublicensee") to which Licensee sells, licenses or sublicenses the rights to use, adapt, modify, reproduce, market, promote, distribute, license and/or sublicense one or more End Products and/or Derivative Works based on such End Product(s); provided, that such Sublicensee shall have agreed in writing to perform, with respect to the Sublicense, the same obligations Licensee has agreed to perform under Sections 5, 6, 11, 13 and 14 of this Agreement. Except as expressly provided in Section 2.2.5, the rights that Licensee is authorized to so license or sublicense pursuant to a Sublicense do not include any right to use, adapt, modify, or reproduce the Licensed Programs in Source Code form, in whole or in part.

15.  NOTICES

     Service of all notices under this Agreement to Licensor shall be effective only upon the third (3rd) day after mailing, if mailed by registered mail, return receipt requested, or upon delivery, if personally delivered, or delivered by a national overnight courier service, and receipted for as follows:
SalesLogix Corporation, 8800 N. Gainey Center Dr., Suite 200. Scottsdale, AZ 85258, Attention: President, with a copy to Osborn Maledon, P.A. 2929 North Central, Suite 2100, Phoenix, Arizona 85012, Attention: Thomas H. Curzon. Service of all notices under this Agreement to Licensee shall be effective only upon the third (3rd) day after mailing, if mailed by registered mail, return receipt requested, or upon delivery, if personally delivered, or delivered by a national overnight courier service, and receipted for as follows: The McCosker Corporation, 1777 Oakland Blvd., Suite 201, Walnut Creek, California, 94596
Attention: President. Any party may change its address for service of notice by written notice to the other.

16.  UNFORESEEN EVENTS

     Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement (other than nonpayment of money or breach of confidentiality provisions) if such default, delay or failure to perform is shown to be due entirely to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lock-outs or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy or nuclear disasters.

17.  SEVERABILITY

     To the fullest extent possible each provision of this Agreement shall be interpreted in such fashion as to be effective and valid under applicable law. If any provision of this Agreement is declared void or unenforceable for particular facts or circumstances, such provision shall remain in full force and effect for all other facts or circumstances. If any provision of this Agreement is declared entirely void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

18.  ENTIRE AGREEMENT; MODIFICATION

     This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the parties with respect to the transactions contemplated herein, and supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties relating to this Agreement and all past course of dealing or industry custom, and no representations, warranties, inducements or oral agreements have been made by any party except as expressly set forth herein or in other contemporaneous written agreements. This Agreement may not be changed, modified or rescinded, except in writing, signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no effect.

19.  GENERAL TERMS AND CONDITIONS

     19.1 Governing Law. The validity and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, excluding that body of law applicable to choice of law.

     19.2 Headings. Headings included in this Agreement are for convenience only and are not to be used to interpret this Agreement.

     19.3 Waiver. The failure of either party to enforce at any time any of the provisions hereof or exercise any right or option hereunder shall not be construed to be a waiver of the right of such party thereafter to enforce any such provisions or exercise such right or option.

     19.4 No Joint Venture. This is a license agreement. No agency, partnership, joint venture or other Joint relationship is created hereby. Licensee does not extend to Licensor or Licensor's agents or distributors any authority of any kind to bind Licensee in any respect whatsoever. Licensor does not extend to Licensee, its agents or distributors, or sublicensees any authority of any kind to bind Licensor in any respect whatsoever.

     19.5 Attorneys' Fees. In any litigation or arbitration between parties, the prevailing party shall be entitled to reasonable attorneys' fees and all costs of proceedings, experts, investigations and related expenses, incurred in enforcing, or pursuing other remedies with respect to, this Agreement, provided that notice and an opportunity to cure pursuant to Section 7 was provided, to the extent applicable.

     19.6 Export. Licensee shall not export any Licensed Product to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval.

                   EXECUTED BY THE PARTIES AS PROVIDED BELOW:


                        EFFECTIVE DATE: FEBRUARY 19, 1997



Licensee:  The McCosker Corp                     Licensor:

                                                 SALESLOGIX CORPORATION



By:  /s/  Robert (illegible)                     By:  /s/ James E.  Valenzuela
     -----------------------                          ------------------------
Title:  President                                Title:  V.P.  Finance
        --------------------                             ---------------------

                                    EXHIBIT 1
            DESCRIPTIONS OF LICENSED PROGRAMS AND LICENSED MATERIALS

1. Source code and Object code for all program pieces and parts of latest version of Prospector (License Program) as of the effective date of this agreement and third party products compatible with Visual Basic 3.0 programming language on media that is compatible with personal computers (IBM compatible) operating with the DOS/Win31 operating systems.

2. Source code and Object code for all program pieces and parts of latest version of Prospector (License Program) as of the effective date of this agreement and third party products compatible with Visual Basic 4.0 programming language on media that is compatible with personal computers (IBM compatible) operating with the Windows95 operating systems.

3. Any other Source and Object Code developed for or within the License Programs that are not apparent to the end user operating the product that is available and might have been used in prior releases or versions of the license product.

4. On-line and printable user and administration documentation on media compatible with personal computers (IBM compatible) operating with the DOS/Win31 operating system.

5. Programs, database files, and data for the bug tracking system on media compatible with personal computers (IBM compatible) operating with the DOS/Win31 operating system.

6. Any other technical notes and documentation related to the design, development, support, and maintenance of the license programs or license materials on media compatible with personal computers (IBM compatible) operating with the DOS/Win31 operating system.

7. Any source and object code developed as utilities for support and maintenance of the license programs on media compatible with personal computers (IBM compatible) operating with the DOS/Win31 operating system. This would include functions for the creation of installation and security disks for the license programs.

                                    EXHIBIT 2
                               ACCEPTANCE CRITERIA

1. Licensor will perform a complete review of the license programs functions to demonstrate the use and the navigation of the system.

2. Licensor will operate license programs on personal computer (IBM compatible) operating in the DOS/Win31 and Windows95 operating systems.

3. License program will compile and link into a run file on personal computer (IBM compatible) operating in the DOS/Win31 operating system.

4. Licensor will explain and review source code of license programs and related third party licensed products to demonstrate that included with the licensed product are all the parts necessary to allow a reasonably competent programmer to understand and use the source code for the license product.

5. Licensor will explain and review source code of license materials (such as user documentation and internal technical notes) to demonstrate that included with the licensed materials are all the parts necessary to allow someone proficient with the tools (Pagemaker 5.0) used to create license materials, to use and maintain the license materials

6. Licensor will explain and review the sales and training materials to demonstrate that included with the License Product are all the parts necessary to allow someone proficient with the tools used to create the sales and training materials, to use and maintain the sales and training materials.